EXHIBIT 99.1

STRATA Skin Sciences, Inc. Announces the Appointment of James L. Coyne to its Board of Directors

Dr. R. Rox Anderson Steps Down as Board Member and will head the STRATA Skin Sciences, Inc. Scientific Advisory Board

Horsham, PA – May 10, 2017 -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN) ("STRATA"), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, announced the appointment of James L. Coyne to its Board of Directors. STRATA's product offerings include the XTRAC excimer laser, the STRATApen MicroSystem, and the Nordlys multi-technology aesthetic laser.

Jeffrey F. O'Donnell, Chairman of the STRATA Board, stated, "We are excited to have Jim Coyne join as our newest Board member. Jim has over 20 years of experience as both a CEO and an entrepreneur having successfully guided the development, growth and exits of several products and companies. As the Chief Executive Officer for privately held Modevity, LLC, Jim has provided leadership and vision in developing Modevity's software products, including those in the life sciences and education fields."

Mr. O'Donnell continued, "Jim's breadth of experience and knowledge in marketing and selling technology products and services will bring a tremendous advantage to STRATA as we continue our growth to be the business partner of choice to physicians in the dermatologic, cosmetic and aesthetics fields."

Mr. O'Donnell also stated, "We are sorry that the demands of Dr. Anderson's professional duties no longer allow him the time he would like to devote to STRATA as a member of our Board of Directors. However, at the same time we are excited to have such a world-renowned expert in the fields of dermatology and photomedicine head up our newly reconstituted Scientific Advisory Board.   Dr. Anderson's experience with XTRAC goes back many years, and he led the team that developed the first XTRAC system at Massachusetts General Hospital. He has been at the forefront of a number of major discoveries and developments in the science of photomedicine."

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company focused on the therapeutic and aesthetic dermatology market. Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN™ MicroSystem, marketed specifically for the intended use of micropigmentation which utilizes the patent-pending Biolock™ cartridge; and Nordlys, a multi-technology aesthetic laser device.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due too financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Christina L. Allgeier, Chief Financial Officer
STRATA Skin Sciences, Inc.
callgeier@strataskin.com
215-619-3267

Bob Yedid, Managing Director
LifeSci Advisors, LLC
bob@LifeSciAdvisors.com
646-597-6989